Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY:

John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release
Wednesday, October 15, 2003

CENTERPOINT REPORTS 10.3% INCREASE IN EARNINGS PER SHARE;

8.9% INCREASE IN FFO PER SHARE

Highlights:

•      Portfolio Occupancy Increased Again to 93.7%

•      4.4 Million Square Feet Leased Year-to-Date

•      5 Million Square Feet in Build-to-Suit and Redevelopment Pipeline

•      Robust Disposition Market

•      Financial Flexibility Strong – 5.4 to 1 Debt Service Coverage

•      Occupancy Improves to 91.1% in Metro Chicago Industrial Market

Oak Brook, Illinois, October 15, 2003 - CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) increased 10.3% for the third quarter 2003 to $0.75 from $0.68 for the same period in 2002.  Net income available to common shareholders increased 12.3% to $17.8 million from $15.9 million for the third quarter 2002.

Funds from operations (“FFO”) per share increased 8.9% for the third quarter to $1.10 from $1.01 for the same period in 2002.  CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reporting Definitions for further explanation of FFO.

The results of operations for the third quarter and nine months ended September 30, 2003 have been adjusted to comply with a July 31, 2003 SEC accounting pronouncement changing the rules for reporting the redemption of preferred and convertible securities which took effect for periods ending after September 15, 2003, but is retroactive to prior periods.  Pursuant to FASB-EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the Company has amended its accounting treatment of the offering costs paid in 1997 associated with the issuance of its 8.48% Series A Cumulative Redeemable Preferred Shares (“Series A Preferred”), which were redeemed May 6, 2003.  In accordance with GAAP at that time, these costs had been reported as a reduction in shareholders’ equity when the Series A Preferred shares were redeemed.  Following the new SEC pronouncement, these costs, aggregating $3.1 million, have been reclassified as a preferred dividend resulting in a non-cash $0.13 reduction of previously reported year-to-date EPS and FFO per share.

On July 7, 2003, the Company redeemed its Variable Rate Series C Cumulative Redeemable Preferred Shares (“Series C Preferred”). Associated issuance costs have been reported in accordance with the new rule.

Including the FASB-EITF Topic D-42 change, year-to-date earnings per share decreased 2.4% to $2.02 from $2.07 for the same period 2002.  Net income available to common shareholders year-to-date decreased 1.4% to $47.6 million from $48.3 million for the first nine months of 2002.  Year-to-date FFO per share has increased 2.3% to $3.05 from $2.98 for the same period in 2002 and year-to-date FFO has increased 3.4% to $72.1 million from $69.7 million for the first nine months of 2002.

Reflecting the accounting change, CenterPoint revised its FFO per share guidance for the full year from  $4.26-$4.32 to $4.17-$4.19.  For the fourth quarter 2003, the Company continues to expect to report FFO per share in the range of $1.12-$1.14.

“This retroactive non-cash accounting rule change reduced the Company’s year-to-date FFO per share by $0.13.  In turn, this will reduce our year-to-date growth rate from 6.7% to 2.3% and full year expected FFO per share growth from 7.5% to 4.7%,” stated John S. Gates, Jr., Co-Chairman and CEO.

“Over the last six months, the 1.3 billion-square-foot metropolitan Chicago industrial market has clearly become more active.  Indeed, some submarkets have begun to tighten.  CenterPoint’s occupancy has improved even more quickly to almost 94% and our pipeline of new value-added projects is robust.  Our balance sheet and internal cash generation are amongst the best in the REIT sector – giving us substantial capacity to execute and grow earnings in the future.”

100% Pre-Leased Build-to-Suit Pipeline

Year-to-date, the Company and its affiliates completed investments of $275 million.  CenterPoint Properties completed investments of $74 million and its joint venture affiliates completed investments of $201 million.

In the third quarter, the Company and its affiliates completed investments of $56 million including CenterPoint Properties investments of $21 million and investments of its joint venture affiliates of $35 million.

In the third quarter 2003, CenterPoint purchased two buildings totaling 300,989 square feet.  The Company also delivered the first 125,180-square-foot build-to-suit at O’Hare Express North which is leased to the Chicago Department of Aviation.

CenterPoint and its affiliates currently have five developments under construction totaling $51 million, which are 100% pre-leased.  Excluding Brinks, a build-to-suit for sale, these projects are expected to produce a weighted initial cash yield of 10.9% and GAAP yield of 11.6%.

In July, the Company completed development of the Union Pacific Railroad’s $181 million, 1,230-acre Global III intermodal facility located in Rochelle, IL.  CenterPoint delivered this massive project ahead of schedule and under budget.  In the second quarter 2003, CenterPoint also acquired 362 acres of land located within one mile of Global III for development of a new business park, CenterPoint Business Center – Rochelle.  The Company is in advanced negotiations for its first build-to-suit at the park which can support up to 5 million square feet of warehouse, distribution and light manufacturing space.

In August, the Company announced two new build-to-suit developments at CenterPoint Intermodal Center.  For Potlatch Corporation, CenterPoint is developing a 216,000-square-foot paper conversion facility.  This project is adjacent to Potlatch’s existing 408,000-square-foot distribution center completed last year.  In addition, CenterPoint is developing a 214,000-square-foot high speed distribution facility for a national logistics company.  Both projects are leased long term and will be occupied in the first quarter of 2004.

Additionally, CenterPoint has built-to-suits and redevelopments in excess of 5 million square feet under contract or letter of intent.

In September, CenterPoint expanded its Development department by hiring Michael Murphy, a former Partner at Panattoni Development Company, to lead its north suburban region.  At Panattoni, Mr. Murphy was focused on industrial and office development in the northern suburbs.  Prior to Panattoni, he served as a Senior Vice President at AMLI, again with a focus on office and industrial development.  Mr. Murphy serves on the Board of Directors of the National Association of Industrial and Office Parks (NAIOP) as well as Lake County Partners and is also a member of Association of Industrial Real Estate Brokers (AIREB).

“We are pleased to have Mike Murphy join CenterPoint’s senior management team.  Mike has been a consistent leader in metropolitan Chicago commercial real estate and we are confident that his expertise will help us realize the value of our 3,240-acre land portfolio” stated Mike Mullen, President and Chief Operating Officer.  Mullen also reported that due to the Development Department’s burgeoning build-to-suit pipeline and land inventory it has reorganized into three regional teams headed by Senior Vice Presidents Fred Reynolds (Chicago Urban), Mike Murphy (North) and Sean Maher (South).

Operating Portfolio 93.7% Occupied

At September 30, 93.7% of the Company’s in-service industrial portfolio was leased and occupied compared to 93.0% at the end of the second quarter 2003.

In the first nine months of 2003, the Company renewed, replaced or sold 2,192,752 square feet or 52.1% of all 2003 scheduled lease expirations.  Renewals and replacements represented 2,053,724 square feet.  Rents on renewals and replacements increased at an average rate of 2.4% on a GAAP basis and decreased 5.3% on a cash basis as a result of some “front-end” leasing concessions and the lag time between when tenants sign leases and when they actually move in.

In addition, year-to-date the Company has leased 2,012,559 square feet of pre-existing vacancy.  As a result, total leasing activity aggregates to 4,432,460 square feet so far this year and 1,197,057 square feet in the third quarter.  Average rental rates on total leasing increased 2.4% on a GAAP basis and decreased 4.2% on a cash basis.  Excluding properties sold, the company retained 96.1% of its tenants.

Paul Ahern, Chief Investment Officer commented, “There continues to be considerable leasing activity in the Chicago industrial market.  Although we have significant 2004 lease expirations, they are spread evenly throughout the year with no major concentrations in any single quarter.  We have already made significant progress with early 2004 expiries.”

Robust Disposition Market Continues

Year-to-date, CenterPoint and its affiliates have completed $200 million of dispositions.  CenterPoint completed dispositions of $92 million and its joint venture affiliates completed dispositions of $108 million.  Proceeds are redeployed into CenterPoint’s pipeline of investments and build-to-suit developments.

In the third quarter CenterPoint and its affiliates completed dispositions of $47 million, $35 million of which was completed by CenterPoint and $12 million completed by the Company’s joint venture affiliates.

Included in third quarter disposition activity was an additional closing of $12.3 million in the phased sale of the 600-acre rail facility at CenterPoint Intermodal Center (“CIC”) leased to the BNSF. As announced December 2002, total proceeds from the sale of the 600-acre facility, including the assumption of debt, will be $91.1 million. The Company closed the first sale in the fourth quarter 2002 for $34.1 million, the second sale in the first quarter 2003 for $19.5 million and the third sale in the second quarter for $12.4 million. The remaining $12.5 million of sale proceeds will be realized in the fourth quarter. These transactions in total are expected to represent the majority of 2003 dispositions and gains.

CenterPoint Affiliates

CenterPoint Venture, LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEAST (a joint venture between CalPERS and LaSalle Investment Management), was formed in January 2000 to position, package and sell stabilized industrial property investment opportunities routinely passed over by the Company due to its more value-added investment focus.  The CenterPoint Venture is successfully executing this strategy and the relationships with both CalPERS and LaSalle Investment Management have led to several investment and disposition opportunities for the REIT as well.

CenterPoint Venture and its affiliates contributed FFO of $0.07 in the third quarter 2003 and $0.29 year-to-date.  On September 30, 2003, assets in CenterPoint Venture totaled $99.3 million.

In the third quarter, CenterPoint Venture purchased four buildings totaling 506,022 square feet in Crystal Lake, IL from an institutional investor.  The portfolio will produce an initial cash yield of 9.9% and GAAP yield of 10.8%.

In July, CenterPoint Venture signed a contract to purchase an 892,000-square-foot building in Pleasant Prairie, WI leased long-term to S.C. Johnson & Son, Inc.  This facility is currently under construction and will serve as Johnson’s regional distribution center for the west/central United States.  It is expected to be completed in December 2003.

Also in the third quarter, an affiliate of CenterPoint Venture sold the recently developed 99,836-square-foot CPI Plastics manufacturing build-to-suit in the Lakeview Corporate Park in Pleasant Prairie, WI.

In addition, CenterPoint Venture sold a 94,403-square-foot build-to-suit leased to UPS.

Chicago Manufacturing Campus, LLC

At September 30, Chicago Manufacturing Campus, LLC (a development joint venture between CenterPoint and Ford Motor Land Development Corporation) had assets totaling $79.3 million.  The 1.6 million-square-foot supplier park consisting of four buildings is 100% leased to Ford and various suppliers.  Three buildings totaling 1,254,617 square feet were completed in the second and third quarter of 2003 and the last building totaling 384,000 square feet will be completed in the fourth quarter 2003.

Both ventures’ financial statements are included in the Company’s supplemental investor package.

Financial Flexibility

At September 30, CenterPoint had a total of $804 million of senior debt outstanding producing a debt to total market capitalization of 32.9%.  For the third quarter, debt service coverage was 5.4 to 1 and fixed charge coverage was 4.6 to 1.  Currently, CenterPoint’s debt has a weighted average remaining term of 7.2 years and bears a weighted average interest rate of 4.92%.

On July 24, CenterPoint announced the issuance of $150 million senior unsecured notes under its existing shelf registration statement. The 7-year notes are due August 1, 2010, have a coupon of 4.75% and have a yield to maturity of 4.771%.  This equates to a spread of 117bp over the 7-year Treasury.  The effective cost on the notes is 4.98% per annum including the cost of a previously incurred interest rate hedge.  The net proceeds from these notes were principally used to pay down the outstanding balance under the Company’s $350 million unsecured line of credit.

“CenterPoint’s recent bond issue priced at a historically low credit spread for the Company and attracted many new investors” stated Paul Fisher, Chief Financial Officer.  “We continue to improve the Company’s debt service and fixed charge coverage ratios by exploiting strong fixed income and disposition markets.  CenterPoint’s in excellent shape to fund our expanding investment opportunities.”

Dividend

On August 7, 2003, CenterPoint’s Board of Trustees declared a fourth quarter dividend of $0.6075 per common share, to be paid November 10, 2003, to shareholders of record October 30, 2003.  On an annualized basis, this equates to $2.43 per share for the year 2003.

The Board of Trustees also declared a dividend of $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNT B) to be paid December 31, 2003 to shareholders of record December 15, 2003.

For the third quarter 2003, the Company’s FFO payout ratio was 55%. The Company’s low payout ratio is a result of its desire to maximize internal capital formation.

Chicago Industrial Market

Based on combined data from CB&K and CAR (SE Wisconsin data), CenterPoint estimates year-to-date gross absorption in the 1.3-billion-square-foot greater Chicago market was approximately 38 million square feet.  Market wide vacancy for the quarter declined to 8.9% from 9.0%.  This is the first decline in vacancy in more than two years.

In the third quarter, submarkets showing positive leasing activity included Chicago South, the Southwest Suburbs and Central DuPage County.

Construction completions for the first nine months of 2003 totaled 11.1 million square feet including 4.0 million square feet in the Southwest Suburbs, 2.0 million square feet in Chicago South and 1.2 million square feet in Fox Valley.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3 billion-square-foot Chicago regional market.  It currently owns and operates approximately 32 million square feet and owns or controls an additional 3,240 acres of land upon which 50 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.4 billion as of September 30, 2003.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K or 10-Q.

An Investor conference call will be held Thursday, October 16, 2003 beginning 1:00 p.m. CST, 2:00 p.m. EST.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Thursday, October 16, 2003. The replay number is 888-266-2081, passcode 287465.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 7:00 p.m. ET on Thursday, October 16, 2003.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Assets:
Investment in real estate:
Land	$185,143	$179,466
Buildings	793,059	772,722
Building improvements	142,049	132,274
Furniture, fixtures, and equipment	23,943	22,764
Construction in progress	98,965	111,883
	1,243,159	1,219,109
Less accumulated depreciation	(165,670)	(143,587)
Real estate held for sale, net of depreciation	14,414	48,632
Net investment in real estate	1,091,903	1,124,154

Cash and cash equivalents	5,689	910
Restricted cash	43,824	60,441
Tenant accounts receivable, net	35,827	31,487
Mortgage and notes receivable	97,104	21,247
Investment in and advances to affiliate	45,409	30,838
Prepaid expenses and other assets	14,882	20,784
Deferred expenses, net	18,564	16,463

	$1,353,202	$1,306,324

Liabilities and shareholders’ equity
Mortgage notes payable and other debt	$70,373	$80,286
Senior unsecured debt	500,000	500,000
Tax-exempt debt	94,420	94,420
Line of credit	139,700	18,000
Preferred dividends payable	—	1,060
Accounts payable	4,227	11,942
Accrued expenses	66,833	62,034
Rents received in advance and security deposits	11,305	11,623

	886,858	779,365

Shareholders’ equity:
Preferred equity	47,668	119,611
Common equity	488,232	477,069
Retained earnings (deficit)	(49,174)	(54,474)
Other comprehensive loss	(6,181)	(5,898)
Unearned compensation — restricted shares	(14,201)	(9,349)

	466,344	526,959

	$1,353,202	$1,306,324

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$28,655	$28,144	$83,999	$79,155
Straight-line rents	1,666	450	2,840	1,639
Expense reimbursements	8,418	7,753	25,342	23,565
Mortgage interest income	343	237	1,032	600
Real estate fee income	2,568	6,436	9,440	9,990

Total revenue	41,650	43,020	122,653	114,949

Expenses:
Real estate taxes	8,106	7,698	25,272	22,065
Property operating and leasing	5,647	5,163	18,106	16,946
General and administrative	1,785	1,445	5,288	4,449
Depreciation and amortization	8,946	8,245	26,237	24,549
Interest expense:		—
Interest incurred, net	6,558	6,025	17,132	19,529
Amortization of deferred financing costs	741	750	2,495	1,969

Total expenses	31,783	29,326	94,530	89,507

Income from continuing operations before income taxes and equity in net income of affiliate	9,867	13,694	28,123	25,442

Provision for income taxes (expense) benefit	(1,205)	(1,594)	(1,586)	(1,720)
Equity in net income of affiliate (1)	780	204	1,489	619

Income from continuing operations	9,442	12,304	28,026	24,341

Discontinued operations: (2)

Gain on sale, net of tax (3)	7,021	2,157	22,110	17,657
Income from operations, net of tax	484	(460)	1,221	2,035

Income before gain on sale of real estate	16,947	14,001	51,357	44,033

Gain on sale of real estate, net of tax (3)	2,027	4,393	4,943	11,844

Net Income	18,974	18,394	56,300	55,877

Preferred dividends	(1,158)	(2,523)	(8,677)	(7,567)

Net income available to common shareholders	$17,816	$15,871	$47,623	$48,310

Per share income available to common shareholders from continuing operations
Basic	$0.45	$0.62	$1.06	$1.26
Diluted	$0.43	$0.60	$1.03	$1.23

Per share income from discontinued operations
Basic	$0.32	$0.08	$1.02	$0.87
Diluted	$0.32	$0.08	$0.99	$0.84

Per share net income available to common shareholders
Basic	$0.77	$0.70	$2.08	$2.13
Diluted	$0.75	$0.68	$2.02	$2.07

Distributions per share	$0.608	$0.578	$1.823	$1.733

(1)          Results of investments accounted on the equity basis primarily include CenterPoint Venture, LLC,  and Chicago Manufacturing Campus, LLC.  See summary financial statements in the supplemental schedules.

(2)          FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Asset requires that all gains and losses from properties sold or identified as held for sale subsequent to 01/01/2002 and the operations for such properties and those classified as held for sale properties be shown as discontinued operations for all periods presented.

(3)          For the quarter ended September 30, 2003 and 2002, gains are attributed to $34,999 and $28,159 of dispositions, respectively.  For the year ended September 30, 2003 and 2002, gains are attributed  to $91,529 and $139,868 of dispositions, respectively.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$17,816	$15,871	$47,623	$48,310
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	8,700	7,952	25,480	23,907
Discontinued operations	125	378	510	1,647
Unconsolidated subsidiaries	277	82	483	219
Accumulated depreciation on sold industrial assets, net of tax	(679)	(494)	(2,015)	(4,375)

Funds from operations	$26,239	$23,789	$72,081	$69,708

Funds from operations per share	$1.10	$1.01	$3.05	$2.98

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$17,816	$15,871	$47,623	$48,310
Add back/(deduct):
Preferred dividends	1,158	2,523	8,677	7,567
Interest incurred, net	6,558	6,025	17,132	19,529
Depreciation and amortization	8,946	8,245	26,237	24,549
Amortization of deferred financing costs	741	750	2,495	1,969
Provision for income taxes expense (benefit)	1,205	1,594	1,586	1,720
Provision for income taxes expense (benefit) from gain on sale	(40)	(173)	(373)	1,302
Discontinued operations
Interest incurred, net	302	1,478	1,661	1,594
Depreciation and amortization	125	378	510	1,647
Provision for income taxes expense (benefit) from operations	9	(13)	12	(5)
Provision for income taxes expense (benefit) from gain on sale	(60)	290	(20)	290
EBITDA	$36,760	$36,968	$105,540	$108,472

Debt service coverage	5.4	4.9	5.6	5.1
Fixed charge coverage	4.6	3.7	3.8	3.8

Annualized FFO return on common equity
FFO return on common equity	21.50%	19.96%	19.68%	19.49%

Reconciliation of average shares outstanding
Basic Shares — GAAP	23,010,531	22,825,466	22,956,790	22,716,776
Add: Stock options/grants — common share equivalents	746,238	627,877	678,668	643,836
Diluted shares — GAAP/FFO	23,756,769	23,453,343	23,635,458	23,360,612

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

THIRD QUARTER 2003 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income (“NOI”), excluding straight line rents, divided by total project cost.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by generally accepted accounting principals (“GAAP”), should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization (April, 2002 White Paper).  The Company and NAREIT believe that FFO is useful to investors because current GAAP require depreciation expense on operating real estate assets that tend to hold or accrete in value.  FFO does not represent cash flow from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity, and is not indicative of cash available to fund all cash flow needs.  Additionally, FFO as defined by the Company is not necessarily comparable to similarly titled but differently calculated measures of other REITs.

NAREIT recognizes that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, the Company has modified NAREIT’s definition of FFO and calculates FFO inclusive of fee income and gains on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that its calculation of FFO, inclusive of cash gains, better reflects recurring earnings because the disposition of stabilized properties, and the recycling of capital and profits to new “value added” investments, is fundamental to the Company’s business strategy.

GAAP Yield is initial NOI, including straight line rents, divided by total project cost.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Weighted Average GAAP Yield is calculated as the total NOI, including straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by Total Costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.